                                                                    EXHIBIT 12.1



STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
PROGRAM FOR ANNUAL CLOSING OF ACCOUNTS
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                                  EXHIBIT 12.1


                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                            STARWOOD HOTELS & RESORTS
      CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                              (DOLLARS IN MILLIONS)



                                                                                                              SIX MONTHS
                                                                   YEAR ENDED DECEMBER 31,                  ENDED JUNE 30,
                                                    ---------------------------------------------------    -----------------
                                                      2000      1999        1998      1997        1996      2001       2000
                                                    -------    -------    -------    -------    -------    -------   -------

Earnings:
Income from continuing operations ...............       401    $  (638)   $   220    $  (233)   $   156        175       167
Add:
    Adjustment for distributions in excess
     of equity earnings and losses (a) ..........       (14)       (30)        (8)        (3)        (1)         6        (1)
    Provision for income taxes ..................       201      1,076        (89)       154        117         79        91
    Minority equity in net income ...............         8         95         14          9          6          2         1
    Amortization of interest capitalized ........         1          1          4          2          4         --        --
                                                    -------    -------    -------    -------    -------    -------   -------
                                                        597        504        141        (71)       282        262       258
                                                    -------    -------    -------    -------    -------    -------   -------

Fixed Charges:
    Interest and other financial charges ........       457        516        473         33         82        199       222
    Interest factor attributable to rentals (b) .        21         14         12         10         16         11        11
                                                    -------    -------    -------    -------    -------    -------   -------
                                                        478        530        485         43         98        210       233
                                                    -------    -------    -------    -------    -------    -------   -------

Earnings, as adjusted, from continuing operations     1,075    $ 1,034    $   626    $   (28)   $   380        472       491
                                                    =======    =======    =======    =======    =======    =======   =======

Fixed Charges:
    Fixed charges above .........................       478    $   530    $   485    $    43    $    98        210       233
    Interest capitalized ........................         3          8         14          7          7          4         5
                                                    -------    -------    -------    -------    -------    -------   -------
    Total fixed charges .........................       481    $   538    $   499    $    50    $   105        214       238
                                                    =======    =======    =======    =======    =======    =======   =======

Ratio:
    Earnings, as adjusted, from continuing
     operations to fixed charges ................      2.23       1.92       1.25        (c)       3.62       2.21      2.06
                                                    =======    =======    =======    =======    =======    =======   =======





Notes:

(a) The adjustment represents distributions in excess of undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

(b) The interest factor attributable to rentals consists of one-third of rental charges, which is deemed by Starwood to be representative of the interest factor inherent in rents.

(c)  Earnings were not adequate to cover total fixed charges by $78 million.